MEMORANDUM


FOR        Jack Newman

FROM       Neal Patterson, Cliff Illig

DATE       May 27, 1997

SUBJECT    CPP Participation

REQUIRED
ACTION     Review Documentation


This memo serves as formal documentation for your Cerner Performance Plan (CPP) for Q1-Q4 of 1997. As a reminder, your annual Cerner Performance Plan (CPP) opportunity is $125,000 (with an additional $75,000 not tied to metrics). This annual opportunity will be paid based on your 1997 pro-forma APE of a B+ (100%). As always, in Q4 of 1997, payments made throughout the year will be adjusted by your actual performance rating for 1997, set in late January, 1998.

Effective 1/1/97, your 1997 Cerner Performance Plan is comprised of the following metrics:
-    Corporate EPS Growth (65%)
-    NAFTA Bookings (35%)

These   CPP   metrics   carry  an  opportunity   for   "over
achievement", with the potential to earn up to 130%  of  the
target   bonus   level  when  actual  attainment   surpasses
objectives.

Relative to your specific Cerner Performance Plan, in your role as an executive of this company, we feel strongly that a portion of your variable cash compensation be tied directly to corporate Earnings Per Share (EPS) growth. The EPS targets that we have established are tied directly to the financial plan for the company, set somewhat higher than current street expectations but squarely reflective of the bookings and spending plans (at control plan level) created by the broad management team. The Corporate EPS Growth metric has cumulative year-to-date targets as follows:


Corporate EPS
Growth              Q1       Q2       Q3       Q4
--------------------------------------------------
75% Payout         N/A     $0.15   $0.28     $0.42
100% Payout       $0.06    $0.16   $0.32     $0.50
120% Payout       $0.08    $0.20   $0.39     $0.60
130% Payout       $0.10    $0.24   $0.46     $0.70


NAFTA Sales incentives are earned based upon the level of actual attainment, measured in terms of Bookings Margin, against sales plan objectives, which is a percentage called Attainment Percentage. The Bookings Margin is the margin to Cerner for all applications, products and services marketed to a client as a part of an agreement.. See the CPP glossary in Athena for more information (http://athena/assoc/compensa/ cppframeset.htm).


Incentives will be paid quarterly based on the North American region's performance against quarterly year-to-date objectives. This quarterly performance is measured by dividing the quarter's year-to-date Bookings Margin attainment by the quarter's year-to-date loyalty sales plan objective, resulting in a percentage called Attainment Percentage. The Attainment Percentage is then multiplied by the incentive amount to determine the incentive earned. Because this is a year-to-date incentive and measurement, year-to-date total incentive earned is measured and prior payments are subtracted to compute the quarterly payment. The NAFTA annual sales objective is $153,000,000.

Marketing Incentive Example: With $43,750 on the NAFTA bookings incentive and a $150,000,000 annual NAFTA sales objective, you would receive the following compensation if the area's total Bookings Margin attainment was $30,000,000 in Q1, $45,000,000 in Q2, $26,000,000 in Q3 and $64,000,000
in Q4:


Your participation in CPP is terminated immediately in the event of termination of employment. You will be entitled to payment for any earned but not paid amounts. Payments are considered earned only for completed quarters; i.e., if participation is terminated before the end of the quarter, no incentives will be paid for that quarter.

This plan may be modified during the plan year to coincide with corporate objectives.


/s/Neal L. Patterson                /s/Clifford W. Illig
Neal L. Patterson                   Clifford W. Illig
Chairman and Chief                  President and Chief
Executive Officer                   Operating Officer